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EXHIBIT 4.10

AMERICAN RESTAURANT GROUP, INC.,
as obligor,

THE GUARANTORS REFERRED TO HEREIN,
as guarantors

and

BNY WESTERN TRUST COMPANY,
as trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of October 31, 2001

TO

INDENTURE

Dated as of February 25, 1998,
as amended and supplemented to date

11 1/2% Senior Secured Notes due 2006

    SECOND SUPPLEMENTAL INDENTURE, dated as of October 31, 2001 (herein called the "Supplemental Indenture"), between AMERICAN RESTAURANT GROUP, INC., a corporation duly organized and existing under the laws of Delaware and having its principal executive office at 4410 El Camino Real, Suite 201, Los Altos, California 94022 (hereinafter referred to as the "Company"), the Guarantors named herein and BNY WESTERN TRUST COMPANY, a California state banking corporation (successor in interest to U.S. Trust Company National Association, formerly known as U.S. Trust Company of California, N.A.) (hereinafter referred to as the "Trustee"), under the Indenture dated as of February 25, 1998, between the Company, the Guarantors and the Trustee, as amended by the First Supplemental Indenture, dated as of June 26, 2000 (hereinafter referred to together as the "Original Indenture" and, collectively with this Supplemental Indenture, the "Indenture").

    RECITALS

    WHEREAS, in accordance with Section 9.2 of the Original Indenture, the Company and the Trustee may enter into supplemental indentures to the Original Indenture with the consent of the Holders of at least a majority of the principal amount of the then outstanding Notes to amend certain provisions of the Original Indenture;

    WHEREAS, the Holders of a majority of the principal amount of outstanding Notes have consented to amending the Original Indenture as set forth herein;

    WHEREAS, the Company desires to issue and establish the form and terms of a series of Notes under the Indenture to be designated as the "11 1/2% Series C Senior Secured Notes due 2006" and to otherwise amend and supplement the Original Indenture in accordance with the terms thereof; and

    WHEREAS, the Company has determined that the requirements of the Original Indenture have been satisfied for itself, the Guarantors and the Trustee to enter into this Supplemental Indenture, and has requested the Trustee, pursuant to the Officers' Certificate, to join with it in the execution and delivery of this Supplemental Indenture; all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms have been met; and the execution and delivery hereof have been in all respects duly authorized;

    NOW, THEREFORE, for good and valuable consideration the sufficiency of which is hereby acknowledged, the Company covenants and agrees with the Trustee as follows:

    ARTICLE ONE
TERMS AND ISSUANCE OF THE NEW NOTES

    SECTION 1.01.  Issuance and Designation.  (a) A series of New Notes which shall be designated as the Company's "11 1/2% Series C Senior Secured Notes due 2006" is hereby duly established and shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of, the Original Indenture and this Supplemental Indenture. The aggregate principal amount at maturity of the Series C Notes that may be authenticated and delivered under this Supplemental Indenture shall not, except as permitted by the provisions of the Original Indenture, exceed $166,000,000.

    (b) A series of New Notes which shall be designated as the Company's "11 1/2% Series D Senior Secured Notes due 2006" is hereby duly established and shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of, the Original Indenture and this Supplemental Indenture. The aggregate principal amount at maturity of the Series D Notes that may be authenticated and delivered under this Supplemental Indenture shall not, except as permitted by the provisions of the Original Indenture, exceed the principal amount of the Series C Notes for which such Series D Notes are exchanged in an Exchange Offer.

    (c) The Trustee shall, upon a Company Order, authenticate for original issue up to $166,000,000 aggregate principal amount of Series C Notes and Series D Notes.

    SECTION 1.02.  Form and Other Terms of Notes; Incorporation of Terms.  The New Notes shall be issued in global form, substantially in the form of Exhibit A attached hereto. The terms of such New Notes are herein incorporated by reference and form a part of this Supplemental Indenture. Each New Note shall include the Guaranty executed by each of the Guarantors substantially in the form of Exhibit B attached hereto. The terms of such Guarantees are herein incorporated by reference and form a part of this Supplemental Indenture.

    ARTICLE TWO
AMENDMENTS TO TERMS OF THE ORIGINAL INDENTURE

    SECTION 2.01.  Certain Definitions.

    (a) Section 1.1 of the Original Indenture is hereby amended with respect to the New Notes only to add the following definitions in alphabetical order:

      "Cash Equivalents" means (i) securities issued by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

      "Closing Date" means the date upon which the Series C Notes are first issued.

      "Eligible Credit Facility" means debt instruments (and any related notes, guarantees, collateral documents, instruments and agreements executed therewith) that (i) have terms and conditions no more restrictive in the aggregate than the Senior Credit Facility, (ii) do not permit the Company to incur Indebtedness under all Eligible Credit Facilities in the aggregate at any time outstanding in excess of $10 million principal amount and (iii) may be secured by certain assets of the Company and its Subsidiaries, subject to the terms of the Intercreditor Agreement.

      "Excess Cash Flow" means, with respect to the Company and its Subsidiaries, for any period, without duplication, (a) Consolidated EBITDA of the Company and its Subsidiaries, minus (b) the sum of (i) the provision for taxes based on income or profits of the Company and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing Consolidated Net Income, (ii) the consolidated interest expense of the Company and its Subsidiaries for such period to the extent that such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, and commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financing, but excluding amortization of deferred financing fees), (iii) Consolidated Capital Expenditures (as defined by U.S. GAAP) that are paid in cash other than from the proceeds of Capital Lease Obligations or Purchase Money Obligations, (iv) payments for closed facilities that are not reflected in Consolidated EBITDA and (v) principal payments on the Notes or any other Indebtedness of the Company (including payments of amounts under the Senior Credit Facility)."

      "Exchange Offer" means the offer that may be made by the Company pursuant to the Registration Rights Agreement to exchange Series D Notes for Series C Notes.

      "Existing Holders" shall mean the holders of the Common Stock and Senior Pay-in-Kind Preferred Stock of the Company on the Closing Date, TCW or any of their affiliates.

      "Net Proceeds" means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (including payments in respect of deferred payment obligations when received), net of (i) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), other than any such costs payable to an Affiliate of the Company, (ii) taxes actually payable directly as a result of such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year (after taking into account any available tax credits or deductions and any tax sharing arrangements, and similar tax attributes), (iii) amounts required to be applied to the permanent repayment of Indebtedness in connection with such Asset Sale, and (iv) appropriate amounts provided as a reserve by the Company or any Restricted Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations arising from such Asset Sale.

      "New Notes" means, collectively, the Series C Notes and the Series D Notes, and any additional Notes issued pursuant to this Indenture.

      "Purchase Money Obligations" means Indebtedness (other than Capital Lease Obligations) representing, or incurred to finance, the cost (i) of acquiring or improving any assets; and (ii) of construction or build-out of operating or administrative facilities (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Company), provided, that (a) the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges, (b) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired or improved and (c) such Indebtedness is incurred, and any Liens with respect thereto are granted, within 180 days of the acquisition or improvement of such property or asset.

      "Senior Credit Facility" means the Senior Credit Facility, entered into on February 25, 1998, as amended on June 28, 2000 and September 7, 2001, between the Company, certain of its Subsidiaries, the lenders named therein and the agent for such Lenders as the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time; and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with such amendment, modification, renewal, refunding, replacement or refinancing.

      "Series C Notes" means the Company's 11 1/2% Series C Senior Secured Notes due 2006, as authenticated and issued under this Indenture.

      "Series D Notes" means the Company's 11 1/2% Series D Senior Secured Notes due 2006, as authenticated and issued under this Indenture.

    (b) Section 1.1 of the Original Indenture is hereby amended with respect to the New Notes only to delete the following definitions:

  (i)
  "New Credit Facility"; and

  (ii)
  "Permitted Tax Payments to Holdings."

    (c) Section 1.1 of the Original Indenture is hereby amended with respect to the New Notes and the Existing Notes as follows:

  (i)
  the definition of "Notes" shall be amended in its entirety to read as follows:

      "Notes" means, collectively, the Series A Notes, the Series B Notes, the Series C Notes, the Series D Notes and any additional Notes issued pursuant to the Indenture.

  (ii)
  the following definitions will be added in the appropriate alphabetical order:

      "Existing Notes" means the Company's Series A and Series B 11 1/2% Senior Secured Notes Due 2003.

    (d) For all purposes of this Supplemental Indenture:

  (i)
  capitalized terms used herein without definition shall have the meanings specified in the Original Indenture;

  (ii)
  all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Original Indenture;

  (iii)
  the terms "herein", "hereof", "hereunder" and other words of similar import refer to this Supplemental Indenture; and

  (iv)
  in the event of a conflict between any definition, term or provision set forth in the Original Indenture and any definition, term or provision set forth in this Supplemental Indenture, the definition, term or provision set forth in this Supplemental Indenture shall control, provided that any such conflicting definition, term or provision shall not be deemed to be amended with respect to any other series of Notes issued under the Original Indenture.

    SECTION 2.02.  Amendments.

    Section 2.2 of the Original Indenture is hereby amended in its entirety, with respect to all series of Notes, to read as follows:

    "Section 2.2 Amount Unlimited; Issuable in Series; Execution and Authentication.

    (a) The aggregate principal amount of Series A Notes and Series B Notes outstanding at any time may not exceed $158,600,000, except as provided in Section 2.7 hereof.

    (b) Subject to Section 4.9, the aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

    The Notes may be issued in one or more series and the Notes of each such series shall rank equally and pari passu with the Notes of each other series. There shall be established in or pursuant to one or more resolutions of the Board of Directors (each, a "Board Resolution") (and, to the extent established pursuant to rather than set forth in a Board Resolution, in an Officers' Certificate detailing such establishment) or established in one or more indentures supplemental hereto, prior to the initial issuance of Notes of any series:

      (1) the designation of the Notes of the series, which shall distinguish the Notes of such series from the Notes of all other series;

      (2) any limit upon the aggregate principal amount of the Notes of the series that may be authenticated and delivered under this Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Section 2.6, 2.7, 2.10 or 3.6);

      (3) the date or dates on which the principal of the Notes of the series is payable;

      (4) the rate or rates at which Notes of the series shall bear interest, if any, the date or dates from which any such interest shall accrue, on which any such interest shall be payable and on which a record shall be taken for the determination of Holders to whom any such interest is payable or the method by which such rate or rates or date or dates shall be determined or both;

      (5) the place or places where and the manner in which the principal of, premium, if any, and interest, if any, on Notes of the series shall be payable (if other than as provided in Section 4.1) and the office or agency for the Notes of the series maintained by the Company pursuant to Section 4.2;

      (6) the right, if any, of the Company to redeem, purchase or repay Notes of the series, in whole or in part, at its option and the period or periods within which, the price or prices (or the method by which such price or prices shall be determined or both) at which, the form of method of payment therefor if other than in cash and any terms and conditions upon which and the manner in which (if different from the provisions of Article 3) Notes of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

      (7) the obligation, if any, of the Company to redeem, purchase or repay Notes of the series in whole or in part pursuant to any mandatory redemption, sinking fund or analogous provision or at the option of a Holder thereof and the period or periods within which the price or prices (or the method by which such price or prices shall be determined or both) at which, the form or method of payment therefor if other than in cash and any terms and conditions upon which and the manner in which (if different from the provisions of Article 3) Notes of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

      (8) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which Notes of the series shall be issuable;

      (9) if other than the principal amount thereof, the portion of the principal amount of Notes of the series that will be payable upon acceleration of the maturity thereof;

      (10) whether Notes of the series will be issuable as Global Notes;

      (11) if the Notes of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Note of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions (other than as provided in Section 2.6), the form and terms of such certificates, documents or conditions;

      (12) any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the Notes of such series;

      (13) any deleted, modified or additional events of default or remedies or any deleted, modified or additional covenants with respect to the Notes of such series;

      (14) any provision relating to the issuance of Notes of such series at an original issue discount (including, without limitation, the issue price thereof, the rate or rates at which such original issue discount shall accrete, if any, and the date or dates from or to which or period or periods during which such original issue discount shall accrete at such rate or rates);

      (15) if other than U.S. dollars, the foreign currency in which payment of the principal of, premium, if any, and interest, if any, on the Notes of such series shall be payable;

      (16) if the amounts of payments of principal of, premium, if any, and interest, if any, on the Notes of such series are to be determined with reference to an index, the manner in which such amounts shall be determined;

      (17) the terms for conversion or exchange, if any, with respect to the Notes of such series; and

      (18) any other terms of the series.

      All New Notes of any one series shall be substantially identical, except as to denomination and except as may otherwise be provided by or pursuant to the Board Resolution or Officers' Certificate referred to above or as set forth in any such indenture supplemental hereto. All Notes of any one series need not be issued at the same time and may be issued from time to time, consistent with the terms of this Indenture, if so provided by or pursuant to such Board Resolution, such Officers' Certificate or in any such indenture supplemental hereto.

      Any such Board Resolution or Officers' Certificate referred to above with respect to Notes of any series filed with the Trustee on or before the initial issuance of the New Notes of such series shall be incorporated herein by reference with respect to Notes of such series as fully as if such Board Resolution or Officers' Certificate were set forth herein in full.

    (b) Two Officers shall sign the Notes for the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

      A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture. The form of Trustee's certificate of authentication to be borne by the Notes shall be substantially as set forth in Exhibit A attached hereto.

      The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authenticating by the Trustee includes authenticating by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company.

      The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of and (subject to the provisions of this Indenture and the Notes with respect to record dates) interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

      Except as set forth in the next sentence, the Notes will initially be issued in the form of one or more registered global Notes that will be deposited on the Closing Date with, or on behalf of, the Depository and registered in the name of the global Holder. Notes that are originally issued to or transferred to an institutional "accredited investor" (within the meaning of Rule 501 under the Securities Act) who is not a "qualified institutional buyer" (within the meaning of Rule 144A (a "QIB") or to any other persons who are not QIBs shall be issued in the form of certificated Notes in registered form substantially in the form set forth in Exhibit A."

    Section 2.6(h) of the Original Indenture is hereby amended in its entirety, with respect to the New Notes only, to read as follows:

    "(h) Exchange of Series C Notes for Series D Notes. The Series C Notes may be exchanged for Series D Notes pursuant to the terms of the Exchange Offer. The Trustee and Registrar shall make the exchange as follows:

    The Company shall present the Trustee with an Officers' Certificate certifying the following:

  (A)
  upon issuance of the Series D Notes, the transactions contemplated by the Exchange Offer have been consummated; and

  (B)
  the principal amount of Series C Notes properly tendered in the Exchange Offer that are represented by a Global Note and the principal amount of Series C Notes properly tendered in the Exchange Offer that are represented by Definitive Notes, the name of each Holder of such Definitive Notes, the principal amount at maturity properly tendered in the Exchange Offer by each such Holder and the name and address to which Definitive Notes for Series D Notes shall be registered and sent for each such Holder.

    The Trustee, upon receipt of (i) such Officers' Certificate, (ii) an Opinion of Counsel to the effect that the Series D Notes have been registered under Section 5 of the Securities Act and the Indenture has been qualified under the TIA and (iii) a Company Order, shall authenticate (A) a Global Note for Series D Notes in an aggregate principal amount equal to the aggregate principal amount of Series C Notes represented by a Global Note indicated in such Officers' Certificate as having been properly tendered and (B) Definitive Notes representing Series D Notes registered in the names of, and in the principal amounts indicated in such Officers' Certificate.

    If the principal amount of the Global Note for the Series D Notes is less than the principal amount of the Global Note for the Series C Notes, the Trustee shall make an endorsement on such Global Note for Series C Notes indicating a reduction in the principal amount represented thereby.

    The Trustee shall deliver such Definitive Notes for Series D Notes to the Holders thereof as indicated in such Officers' Certificate."

    Section 2.13 of the Original Indenture is hereby amended in its entirety, with respect to the New Notes only, to read as follows:

    "Section 2.13  Legends.

    (a) Except as permitted by subsections (b) or (c) hereof, each Note shall bear legends relating to restrictions on transfer pursuant to the securities laws in substantially the form set forth on Exhibit A attached hereto.

    (b) Upon any sale or transfer of a Restricted Security (including any Restricted Security represented by a Global Note) pursuant to Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act:

      in the case of any Restricted Security that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Restricted Security for a Definitive Note that does not bear the legends required by subsection (a) above; and

      in the case of any Restricted Security represented by a Global Note, such Restricted Security shall not be required to bear the legends required by subsection (a) above, but shall continue to be subject to the provisions of Section 2.6(c) hereof; provided, that with respect to any request for an exchange of a Restricted Security that is represented by a Global Note for a Definitive Note that does not bear the legends required by subsection (a) above, which request is made in reliance upon Rule 144, the Holder thereof shall certify in writing to the Registrar that such request is being made pursuant to Rule 144.

    (c) The Company (and the Guarantors) shall issue and the Trustee shall authenticate Series D Notes in exchange for Series C Notes accepted for exchange in the Exchange Offer. The Series D Notes shall not bear the legends required by subsection (a) above unless the Holder of such Series C Notes is either (A) a broker-dealer who purchased such Series C Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (B) a Person participating in the distribution of the Series C Notes or (C) a Person who is an affiliate (as defined in Rule 144A) of the Company."

    (d) Any request to remove any legend relating to restrictions on transfer pursuant to the securities laws or otherwise shall be accompanied by an opinion of counsel, reasonably acceptable to the Company and the Trustee, to the effect that such transfer and reissuance of such securities without such legend is in compliance with the Securities Act.

    Section 3.7 of the Original Indenture is hereby amended in its entirety, with respect to the New Notes only, to read as follows:

    "Section 3.7  Optional Redemption.

      (a) Except as set forth in Section 3.7(b), the New Notes are not redeemable at the Company's option prior to November 1, 2004. Thereafter, the New Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on November 1 of the years indicated below:

Year	Percentage
2004	105.750%
2005 and thereafter	100.000%

      (b) Notwithstanding the foregoing, at any time or from time to time prior to November 1, 2004, the Company may, at its option, redeem up to 35% of the original principal amount of the New Notes, at a redemption price of 111.500% of the principal amount thereof, plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the applicable redemption date, (i) with the net cash proceeds of one or more Qualified Equity Offerings; provided, that (A) such redemption shall occur within 60 days of the date of closing of such public offering and (B) at least 65% of the original aggregate principal amount of New Notes remains outstanding immediately after giving effect to each such redemption or (ii) after the consummation of any merger with another corporation whose common stock, after the consummation of such transaction, is admitted for quotation on the Nasdaq National Market (or any successor thereto) or listed on a national securities exchange."

    Section 4.7 of the Original Indenture is hereby amended in its entirety, with respect to the New Notes only, to read as follows:

    "Section 4.7  Limitation on Restricted Payments.

    (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

      (i)  declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Restricted Subsidiaries (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or (y) dividends or distributions payable to the Company or any Restricted Subsidiary or (z) if the Subsidiary making such dividend or distribution is not a Wholly Owned Subsidiary, dividends to its shareholders on a pro rata basis),

      (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company, any Subsidiary or any other Affiliate of the Company (other than any such Equity Interest owned by the Company or any Wholly Owned Subsidiary),

      (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or such Guarantor's Guarantee thereof, as the case may be,

      (iv) make any Restricted Investment, or

      (v) make any payment or transfer any assets to, or on behalf of, Holdings or any of its Affiliates

(all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

      (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof,

      (2) immediately after giving effect thereto on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness under Section 4.9(a) hereof, and

      (3) such Restricted Payment (the value of any such payment, if other than cash, being determined in good faith by the Board of Directors and evidenced by a resolution set forth in an Officers' Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments made after the date of this Indenture (including Restricted Payments permitted by clauses (i), (iv) (to the extent made in cash) and (v) of Section 4.7(b) and excluding Restricted Payments permitted by the other clauses therein), is less than the sum of (x) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the Closing Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (y) 100% of the aggregate net cash proceeds (or of the net cash proceeds received upon the conversion of non-cash proceeds into cash) received by the Company from the issuance or sale, other than to a Subsidiary, of Equity Interests of the Company (other than Disqualified Stock) after the date of this Indenture and on or prior to the time of such Restricted Payment, plus (z) 100% of the aggregate net cash proceeds (or of the net cash proceeds received upon the conversion of non-cash proceeds into cash) received by the Company from the issuance or sale, other than to a Subsidiary, of any convertible or exchangeable debt security of the Company that has been converted or exchanged into Equity Interests of the Company (other than Disqualified Stock) pursuant to the terms thereof after the date of this Indenture and on or prior to the time of such Restricted Payment (including any additional net cash proceeds not included in clause (y) above received by the Company upon such conversion or exchange). The aggregate amount of each Investment constituting a Restricted Payment since the date hereof shall be reduced by the aggregate after-tax amount of all payments made to the Company and its Restricted Subsidiaries with respect to such Investments; provided, that (a) the maximum amount of such payments shall not exceed the original amount of such Investment and (b) such payments shall also be excluded from the calculations contemplated by clauses (3)(x) through (z) of this Section 4.7.

    Notwithstanding anything herein to the contrary, the Company shall not declare or pay any cash dividends on its existing Senior Pay-in-Kind Preferred Stock (the "Preferred Stock"); provided however, the Company may declare or pay dividends on its Preferred Stock in additional shares of Preferred Stock in accordance with its terms.

    (b) The provisions of subsection (a) above shall not prohibit:

      (i)  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would not have been prohibited by the provisions of this Indenture,

      (ii) the redemption, purchase, retirement or other acquisition of any Equity Interests of the Company or Indebtedness of the Company or any Restricted Subsidiary solely in exchange for Equity Interests of the Company (other than Disqualified Stock),

      (iii) the redemption, repurchase or payoff of any Indebtedness with proceeds of any Refinancing Indebtedness permitted to be incurred pursuant to the provisions of Section 4.9(b)(xii) hereof,

      (iv) the redemption of the Preferred Stock with the proceeds of a Qualified Equity Offering,

      (v) Permitted Affiliate Transactions,

      (vi) Preferred Stock Repurchases,

      (vii) the TCW Tax Payments,

      (viii)  payments of dividends on Disqualified Stock issued in accordance with Section 4.9(a) hereof, or

      (ix) other Restricted Payments in an aggregate amount not to exceed $2.0 million.

    (c) Not later than the date of making each Restricted Payment (other than Restricted Payments contemplated by Section 4.7(b)), the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted, and setting forth the basis upon which the calculations required by this Section 4.7 were computed, which calculations may be based upon the Company's latest available financial statements."

    Section 4.8 of the Original Indenture is hereby amended in its entirety, with respect to the New Notes only, to read as follows:

    "Section 4.8  Limitation on Restrictions on Subsidiary Dividends.

    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary

    (a) to (1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on such Restricted Subsidiary's Capital Stock or (B) with respect to any other interest or participation in, or measured by, such Restricted Subsidiary's profits or (2) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, or

    (b) to make loans or advances to the Company or any of its Restricted Subsidiaries, or

    (c) to transfer any of its assets to the Company or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

      (i)  the Senior Credit Facility, as in effect on the Closing Date, any Eligible Credit Facility (so long as such restrictions or encumbrances are no more restrictive than those as in effect in the Senior Credit Facility on the Closing Date) or any refinancings, amendments, modifications or supplements thereof containing dividend or other payment restrictions that are not materially more restrictive than those contained in the Senior Credit Facility on the Closing Date,

      (ii) this Indenture, the Security Documents and the Notes,

      applicable law,

      restrictions with respect to a Subsidiary that was not a Subsidiary on the Closing Date in existence at the time such Person becomes a Subsidiary (but not created as a result of or in anticipation of such Person becoming a Subsidiary); provided, that such restrictions are not applicable to any other Person or the properties or assets of any other Person,

      customary non-assignment and net-worth provisions of any contract or lease entered into in the ordinary course of business,

      customary restrictions on the transfer of assets subject to a Lien permitted under this Indenture imposed by the holder of such Lien,

      restrictions imposed by any agreement to sell assets or Capital Stock to any Person pending the closing of such sale, and

      (viii)  permitted Refinancing Indebtedness (including Indebtedness Refinancing Acquired Debt), provided, that such restrictions contained in any agreement governing such Refinancing Indebtedness are not materially more restrictive than those contained in any agreements governing the Indebtedness being Refinanced."

    Section 4.9 of the Original Indenture is hereby amended in its entirety, with respect to the New Notes only, to read as follows:

    "Section 4.9  Limitation on Incurrence of Indebtedness.

    (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (1) create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, "incur"), any Indebtedness (including Acquired Debt) or (2) issue any Disqualified Stock; provided, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and any Restricted Subsidiary may incur Acquired Debt, in each case if (x) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to such incurrence or issuance, and (y) the Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least equal to 2:1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness (including Acquired Debt) had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    (b) The limitations of Section 4.9(a) shall not prohibit the incurrence of:

      (i)  Indebtedness under the Senior Credit Facility or an Eligible Credit Facility, provided, that the aggregate principal amount of Indebtedness so incurred on any date, together with all other Indebtedness incurred pursuant to this clause (i) and outstanding on such date, shall not exceed $20 million,

      (ii) performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred in the ordinary course of business,

      (iii) obligations incurred to fix the interest rate on any variable rate Indebtedness otherwise permitted by this Indenture ("Hedging Obligations"),

      (iv) Indebtedness owed by (1) a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary or (2) the Company to a Wholly Owned Subsidiary,

      (v) Indebtedness outstanding on the date of this Indenture, including the New Notes, the Guarantees thereof, the Existing Notes and any Guarantees thereof and any Series D Notes issued in an Exchange Offer and any Guarantees thereof,

      (vi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within three Business Days of incurrence,

      (vii) Indebtedness represented by Guarantees by the Company of Indebtedness otherwise permitted to be incurred pursuant to this covenant and Indebtedness represented by Guarantees by a Restricted Subsidiary of Indebtedness of the Company or another Restricted Subsidiary otherwise permitted to be Incurred pursuant to this covenant;

      (viii)  obligations with respect to customary provisions regarding post-closing purchase price adjustments and indemnification in agreements for the purchase or sale of a business or assets otherwise permitted by the Indenture;

      (ix) the incurrence by the Company or any Guarantor of Capital Lease Obligations after the Closing Date or Indebtedness under an Eligible Credit Facility after the Closing Date; provided, that the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this clause (ix) (plus any Refinancing Indebtedness used to retire, defease, refinance, replace or refund such Indebtedness) shall not exceed $5.0 million;

      (x) the incurrence by the Company or any Guarantor of any Purchase Money Obligations;

      (xi) other Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $5.0 million; and

      (xii) Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace, or refund (collectively, "Refinance") Indebtedness referred to in clause (v) above or this clause (xii) or Indebtedness incurred pursuant to the Interest Coverage Ratio test set forth in Section 4.9(a) hereof ("Refinancing Indebtedness"); provided, that (A) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of Indebtedness so Refinanced (plus the premiums required to be paid, and the out-of-pocket expenses (other than those payable to an Affiliate of the Company) reasonably incurred, in connection therewith), (B) the Refinancing Indebtedness has a final scheduled maturity that exceeds the final stated maturity, and a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, and (C) the Refinancing Indebtedness ranks, in right of payment, no more favorable to the Notes as the Indebtedness being Refinanced."

    Section 4.10 of the Original Indenture is hereby amended in its entirety, with respect to the New Notes only, to read as follows:

    "Section 4.10  Limitation on Asset Sales.

    The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets subject to such Asset Sale, (ii) at least 75% of the consideration for such Asset Sale is in the form of cash, Cash Equivalents or liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the New Notes or any Guarantee of the New Notes) that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to the Company and its Restricted Subsidiaries with respect to such liabilities), and (iii) within 12 months of such Asset Sale, the Net Proceeds thereof are (a) invested in assets related to the business of the Company or its Restricted Subsidiaries, or (b) used to repay, purchase or otherwise acquire Indebtedness under the Senior Credit Facility or (c) to the extent not used as provided in clause (a) or (b), applied to make an offer to purchase New Notes as described below (an "Excess Proceeds Offer"); provided, that if the amount of Net Proceeds from any Asset Sale not invested or used pursuant to clause (a) or (b) above is less than $5.0 million, the Company shall not be required to make an offer pursuant to clause (c) until the aggregate amount of Excess Proceeds from all Asset Sales exceeds $5.0 million. Pending the final application of any such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness under the Senior Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.

    For the purposes of this covenant, the following are deemed to be cash: (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash and (z) assets related to the business of the Company or its Restricted Subsidiaries received in an exchange of assets transaction; provided that (i) in the event such exchange of assets transaction or series of related exchange of assets transactions (each an "Exchange Transaction") involves an aggregate value in excess of $2.5 million, the terms of such Exchange Transaction shall have been approved by a majority of the disinterested members of the Board of Directors, (ii) in the event such Exchange Transaction involves an aggregate value in excess of $5.0 million, the Company shall have received a written opinion from a nationally recognized independent investment banking firm that the Company has received consideration equal to the fair market value of the assets disposed of and (iii) any assets to be received shall be comparable to those being exchanged as determined in good faith by the Board of Directors.

    The amount of Net Proceeds not invested, used or applied as set forth in the preceding clauses (a) and (b) constitutes "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, the Company shall offer to purchase New Notes having an aggregate principal amount equal to the Excess Proceeds (the "Purchase Amount"), at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the purchase date. The Company must commence such Excess Proceeds Offer not later than 30 days after the expiration of the 12-month period following the Asset Sale that produced Excess Proceeds. If the aggregate purchase price for the New Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes, including Preferred Stock Purchases.

    Each Excess Proceeds Offer shall remain open for a period of 20 Business Days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period (the "Excess Proceeds Payment Date"), the Company shall purchase and mail or deliver payment for the Purchase Amount for the New Notes or portions thereof tendered, pro rata or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all New Notes tendered pursuant to the Excess Proceeds Offer. The principal amount of New Notes to be purchased pursuant to an Excess Proceeds Offer may be reduced by the principal amount of New Notes acquired by the Company through purchase or redemption (other than pursuant to a Change of Control Offer) subsequent to the date of the Asset Sale and surrendered to the Trustee for cancellation.

    Each Excess Proceeds Offer shall be conducted in compliance with all applicable laws, including without limitation, Regulation 14E of the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue thereof.

    The Company shall, no later than 30 days following the expiration of the 12-month period following the Asset Sale that produced Excess Proceeds, commence the Excess Proceeds Offer, if an Excess Proceeds Offer is required by the terms of this Indenture, by mailing to the Trustee and each Holder, at such Holder's last registered address, a notice, which shall govern the terms of the Excess Proceeds Offer, and shall state:

      that the Excess Proceeds Offer is being made pursuant to this Section 4.10, the principal amount of New Notes which shall be accepted for payment and that all New Notes validly tendered shall be accepted for payment on a pro rata basis;

      the purchase price and the date of purchase;

      that any New Notes not tendered or accepted for payment pursuant to the Excess Proceeds Offer shall continue to accrue interest and Liquidated Damages, if any;

      that, unless the Company defaults in the payment of the purchase price with respect to any New Notes tendered, New Notes accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest and Liquidated Damages, if any, after the Excess Proceeds Payment Date;

      that Holders electing to have New Notes purchased pursuant to an Excess Proceeds Offer shall be required to surrender their New Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the New Note completed, to the Company prior to the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date;

      that Holders shall be entitled to withdraw their election if the Company receives, not later than the close of business on the second Business Day preceding the Excess Proceeds Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of New Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such New Notes purchased;

      that if the aggregate purchase price of the New Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes, including Preferred Stock Repurchases.

      that Holders whose New Notes are purchased only in part shall be issued New Notes representing the unpurchased portion of the Notes surrendered; provided that each New Note purchased and each new New Note issued shall be in principal amount of $1,000 or whole multiples thereof; and

      the instructions that Holders must follow in order to tender their New Notes.

    On or before the Excess Proceeds Payment Date, the Company shall (i) accept for payment on a pro rata basis the New Notes or portions thereof tendered pursuant to the Excess Proceeds Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all New Notes or portions thereof so accepted and (iii) deliver to the Trustee the New Notes so accepted, together with an Officers' Certificate stating that the New Notes or portions thereof tendered to the Company are accepted for payment. The Paying Agent shall promptly mail to each Holder of New Notes so accepted payment in an amount equal to the purchase price of such New Notes, and the Trustee shall promptly authenticate and mail to such Holders new New Notes equal in principal amount to any unpurchased portion of the New Note surrendered.

    The Company shall make a public announcement of the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For the purposes of this Section 4.10, the Trustee shall act as the Paying Agent."

    Section 4.12 of the Original Indenture is hereby amended in its entirety, with respect to the New Notes only, to read as follows:

    "Section 4.12  Limitation on Liens.

    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset (including, without limitation, all real, tangible or intangible property) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except (i) Liens in favor of the Collateral Agent securing the New Notes and Indebtedness incurred under the Senior Credit Facility or any Eligible Credit Facility, (ii) Purchase Money Liens, and (iii) Permitted Liens."

    Section 4.14 of the Original Indenture is hereby amended in its entirety, with respect to the New Notes only, to read as follows:

    "Section 4.14  Repurchase Upon a Change in Control.

    Upon the occurrence of a Change of Control, the Company shall notify the Trustee in writing thereof and shall make an offer to purchase all of the New Notes then outstanding as described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of repurchase (the "Change of Control Payment").

    The Change of Control Offer shall be made in compliance with all applicable laws, including without limitation, Regulation 14E of the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

    Within 30 days following any Change of Control, the Company shall commence the Change of Control Offer by mailing to the Trustee and each Holder a notice, which shall govern the terms of the Change of Control Offer, and shall state that:

       (i) the Change of Control Offer is being made pursuant to this Section 4.14 and that all New Notes tendered will be accepted for payment,

      (ii) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"),

      (iii) that any New Note not tendered for payment pursuant to the Change of Control Offer shall continue to accrue interest and Liquidated Damages, if any,

      (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all New Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest and Liquidated Damages, if any, on the Change of Control Payment Date,

      (v) that any Holder electing to have New Notes purchased pursuant to a Change of Control Offer shall be required to surrender such New Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the New Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date,

      (vi) that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control

  Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of New Notes such Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such New Notes purchased,

     (vii) that a Holder whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the New Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof,

     (viii) the instructions that Holders must follow in order to tender their New Notes, and

      (ix) the circumstances and relevant facts regarding such Change of Control.

    On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment the New Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and not withdrawn, and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating that the New Notes or portions thereof tendered to the Company are accepted for payment. The Paying Agent shall promptly mail to each Holder of New Notes so accepted payment in an amount equal to the purchase price for such New Notes, and the Trustee shall authenticate and mail to each Holder a new New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any, provided, that each such new New Note will be in principal amount of $1,000 or an integral multiple thereof.

    The Company shall make a public announcement of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For the purposes of this Section 4.14, the Trustee shall act as the Paying Agent."

    Section 4.19 shall be added with respect to the New Notes only, to read as follows:

    "Section 4.19  Excess Cash Flow Offers.

    If the Company has Excess Cash Flow for any fiscal year ending on or about December 31, beginning with the fiscal year ending on or about December 31, 2002, the Company will be required to make an offer to purchase (the "Excess Cash Flow Offer") the Notes from all Holders at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the purchase date with a portion of its Excess Cash Flow for each such fiscal year.

    The Company shall purchase from Holders accepting any such Excess Cash Flow Offer, on a pro rata basis, up to the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with 75% of the Excess Cash Flow. The Company shall deliver an Officers' Certificate to the Trustee setting forth its calculation of the Excess Cash Flow within 5 business days following the filing of its Form 10-K and shall make the Excess Cash Flow Offer within 20 days following the filing of its Form 10-K. The Excess Cash Flow Offer is required to remain open for at least 20 business days."

    Subsection (1) of Section 6.1 of the Original Indenture is hereby amended in its entirety, with respect to the New Notes only, to read as follows:

      "(1) the Company defaults in the payment of interest or Liquidated Damages, if any, on any Note when the same becomes due and payable and the Default continues for a period of 30 days;".

    SECTION 2.03.  Amendments Relating to Existing Notes.  The Original Indenture is hereby amended, with respect to Existing Notes only, to delete the following Sections in their entirety:

  (a)
  Section 4.4, "Compliance Certificate";

  (b)
  Section 4.5, "Taxes";

  (c)
  Section 4.7, "Limitation on Restricted Payments";

  (d)
  Section 4.8, "Limitation on Restrictions on Subsidiary Dividends";

  (e)
  Section 4.9, "Limitation on Incurrence of Indebtedness";

  (f)
  Section 4.11, "Limitation on Transactions with Affiliates";

  (g)
  Section 4.12, "Limitation on Liens";

  (h)
  Section 4.13, "Corporate Existence";

  (i)
  Section 4.15, "Maintenance of Properties";

  (j)
  Section 4.16, "Maintenance of Insurance";

  (k)
  Section 4.17, "Restrictions on Sale and Issuance of Subsidiary Stock";

  (l)
  Section 4.18, "Line of Business";

  (m)
  Section 5.1, "When the Company May Merge, etc."; and

  (n)
  Subsection (5) of Section 6.1, "Events of Default".

ARTICLE THREE
GENERAL PROVISIONS

    SECTION 3.01  Effectiveness of Amendment.  This Second Supplemental Indenture is effective as of the date first written above.

    SECTION 3.02  Ratification of Indenture.  The Original Indenture is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof as supplemented by this Second Supplemental Indenture. All provisions of this Second Supplemental Indenture shall be deemed to be incorporated in, and made a part of the Original Indenture, and the Original Indenture, as supplemented and amended by this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

    SECTION 3.03  Effect of Headings.  The Article and Section headings in this Second Supplemental Indenture are for convenience only and shall not affect the construction of this Second Supplemental Indenture.

    SECTION 3.04  GOVERNING LAW.  NOTWITHSTANDING ANYTHING CONTAINED IN THE ORIGINAL INDENTURE TO THE CONTRARY, THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

    SECTION 3.05  Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute the same instrument. Delivery of an executed counterpart of a signature page of this Second Supplemental Indenture by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Second Supplemental Indenture.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Indenture as of the date first written above.

AMERICAN RESTAURANT GROUP, INC.
		By:	/s/ Ralph S. Roberts
Name: Ralph S. Roberts Title: Chief Executive Officer
GUARANTORS
ARG ENTERPRISES, INC.
By:	/s/ Ralph S. Roberts
Name: Ralph S. Roberts Title: Chief Executive Officer
ARG PROPERTY MANAGEMENT CORPORATION
By:	/s/ Ralph S. Roberts
Name: Ralph S. Roberts Title: Chief Executive Officer
ARG TERRA, INC.
By:	/s/ Ralph S. Roberts
Name: Ralph S. Roberts Title: Chief Executive Officer
BNY WESTERN TRUST COMPANY, as Trustee
		By:	/s/ Sandra H. Leess
Name: Sandra H. Leess Title: Attorney-in-fact

EXHIBIT A

(Face of Security)

    UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE "DEPOSITARY") TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.(1)

    THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE SECURITIES LAWS.

    THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT AND (2) AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD THAT MAY HEREAFTER BE PROVIDED UNDER RULE 144(K) AS PERMITTING RESALES BY NON-AFFILIATES OF RESTRICTED SECURITIES WITHOUT RESTRICTION) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) OR (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE "RESALE RESTRICTION TERMINATION DATE") EXCEPT (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR IN OFFSHORE TRANSACTIONS AND WITHOUT DIRECTED SELLING EFFORTS WITHIN THE MEANINGS OF SUCH TERMS AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS PURCHASING THE NOTE FOR ITS OWN ACCOUNT, OR FOR

A–1

THE ACCOUNT OF SUCH AN INSTITUTIONAL "ACCREDITED INVESTOR," FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF ANY U.S. STATE OR ANY OTHER APPLICABLE JURISDICTION. THE HOLDER OF THIS NOTE AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

(1)
This paragraph should be included only if the Note is issued in global form.

A–2

AMERICAN RESTAURANT GROUP, INC.
11 1/2% [SERIES C][SERIES D] SENIOR SECURED NOTE
DUE 2006

No. CUSIP NO.	$

    American Restaurant Group, Inc., a Delaware corporation (the "Company"), as obligor, for value received promises to pay to            or registered assigns, the principal sum of            Dollars on November 1, 2006.

    Interest Payment Dates: November 1 and May 1.

    Record Dates: October 15 and April 15 (whether or not a Business Day).

    Reference is hereby made to the further provisions of this New Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

    IN WITNESS WHEREOF, the Company has caused this New Note to be signed manually or by facsimile by its duly authorized officers.

Dated:
AMERICAN RESTAURANT GROUP, INC.
By:
Name: Title:
By:
Name: Title:
Trustee's Certificate of Authentication:
This is one of the New Notes referred to in the within-mentioned Indenture:
[ ], as Trustee
By:
Authorized Signature

A–3

(Back of Security)
 11 1/2% [SERIES C][SERIES D] SENIOR SECURED NOTE
DUE 2006

1.
Interest. American Restaurant Group, Inc., a Delaware corporation (the "Company"), as obligor, promises to pay interest on the principal amount of this Note at the rate and in the manner specified below.

    The Company shall pay, in cash, interest on the principal amount of this New Note, at the rate of 11.5% per annum. The Company shall pay interest semi-annually on November 1 and May 1 of each year, and on the maturity date, commencing on May 1, 2002, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date").

    Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from October 31, 2001. To the extent lawful, the Company shall pay interest on overdue installments of interest (without regard to any applicable grace periods) at the same rate.

2.
Method of Payment. The Company shall pay interest on the New Notes (except defaulted interest) to the Persons who are registered Holders of New Notes at the close of business on the record date next preceding the Interest Payment Date, even if such New Notes are cancelled after such record date and on or before such Interest Payment Date. The Holder must surrender this New Note to a Paying Agent to collect principal payments. The Company shall pay interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company, however, may pay interest by check to a Holder's registered address.

3.
Paying Agent and Registrar. Initially, the Trustee shall act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-registrar without notice to any Holder. Subject to certain exceptions, the Company or any of its Subsidiaries may act in any such capacity.

4.
Indenture. The Company issued the Notes under an Indenture dated as of February 25, 1998, as supplemented by a First Supplemental Indenture dated as of June 26, 2000 and a Second Supplemental Indenture dated as of October 31, 2001 (together, the "Indenture"), each between the Company, the Guarantors named therein and the Trustee. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA") (15 U.S. Code §§ 77aaa-77bbbb) as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA and thereafter as in effect on the date the Indenture is so qualified. The New Notes are subject to all such terms, and Holders are referred to the Indenture and such act for a statement of such terms. The terms of the Indenture shall govern any inconsistencies between the Indenture and the New Notes. Terms not otherwise defined herein shall have the meanings assigned in the Indenture.

    The Obligations under the Indenture, the New Notes and the Guarantee thereof are secured by the Collateral described in the Security Documents, subject to the provisions of such agreements. Holders are referred to the Security Documents for a statement of such terms.

5.
Optional Redemption. The New Notes are not redeemable at the Company's option prior to November 1, 2004. Thereafter, the New Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable

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  redemption date, if redeemed during the 12-month period beginning on November 1 of the years indicated below:

Year	Percentage
2004	105.750%
2005 and thereafter	100.000%

    Notwithstanding the foregoing, at any time or from time to time prior to November 1, 2004, the Company may, at its option, redeem up to 35% of the original principal amount of the New Notes, at a redemption price of 111.500% of the principal amount thereof, plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the applicable redemption date, (i) with the net cash proceeds of one or more Qualified Equity Offerings; provided, that (A) such redemption shall occur within 60 days of the date of closing of such public offering and (B) at least 65% of the original aggregate principal amount of New Notes remains outstanding immediately after giving effect to each such redemption or (ii) after the consummation of any merger with another corporation whose common stock, after the consummation of such transaction, is admitted for quotation on the Nasdaq National Market (or any successor thereto) or listed on a national securities exchange.

6.
Mandatory Redemption. There shall be no mandatory redemption of the New Notes prior to maturity.

7.
Denominations, Transfer, Exchange. The New Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of New Notes may be registered and New Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Registrar and the Company need not exchange or register the transfer (i) of any New Note or portion of a New Note selected for redemption or (ii) of any New Notes for a period of 15 days before a selection of New Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

8.
Persons Deemed Owners. The registered Holder of a New Note may be treated as its owner for all purposes, subject to the provisions of the Indenture with respect to the record dates for the payment of interest.

9.
Amendments and Waivers. Subject to certain exceptions, the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing Default or Event of Default (except certain payment defaults) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes). Without the consent of any Holders, the Indenture and the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for assumption of the Company's obligations to the Holders in the case of a merger or consolidation, to provide for uncertificated Notes in addition to or in place of certificated Notes, to make any change that would provide any additional rights or benefits to the Holders of the Notes, or that does not materially adversely affect the legal rights under the Indenture of any Holder, to release any Guarantee of the Notes permitted to be released under the terms of the Indenture or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA.

10.
Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare by written notice to the Company and the Trustee all the Notes to be due and payable immediately, except that in the

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  case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Company must furnish an annual compliance certificate to the Trustee.

11.
Trustee Dealings with Company. The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

12.
No Recourse Against Others. No director, officer, employee, incorporator, stockholder or controlling person of the Company or Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the New Notes, the Indenture or the Registration Rights Agreement (as defined) or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the New Notes and the Guarantees thereof. Notwithstanding the foregoing, nothing in this provision shall be construed as a waiver or release of any claims under the Federal securities laws.

13.
Authentication. This New Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

14.
Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

15.
CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

16.
Holders' Compliance with Registration Rights Agreement. Each Holder of a New Note, by his acceptance thereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, dated as of October 31, 2001, among the Company and the parties named on the signature page thereof (the "Registration Rights Agreement").

    The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to: American Restaurant Group, Inc., 4410 El Camino Real, Suite 201, Los Altos, California 94022, Attention: General Counsel.

    THIS NEW NOTE (INCLUDING THE GUARANTY ENDORSED HEREON) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

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ASSIGNMENT FORM

    To assign this New Note, fill in the form below: (I) or (we) assign and transfer this New Note to

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint

agent to transfer this New Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this New Note)
Signature Guarantee*

* NOTICE:	The signature must be guaranteed by an institution which is a member of one of the following recognized signature guarantee programs:
(1) The Securities Transfer Agent Medallion Program (STAMP);
(2) The New York Stock Exchange Medallion Program (MSP);
(3) The Stock Exchange Medallion Program (SEMP).

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OPTION OF HOLDER TO ELECT PURCHASE

    If you want to elect to have all or any part of this New Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, as the case may be, state the amount you elect to have purchased (if all, write "ALL"): $

Date:	Your Signature:
(Sign exactly as your name appears on the face of this New Note)
Signature Guarantee*

* NOTICE:	The signature must be guaranteed by an institution which is a member of one of the following recognized signature guarantee programs:
(1) The Securities Transfer Agent Medallion Program (STAMP);
(2) The New York Stock Exchange Medallion Program (MSP);
(3) The Stock Exchange Medallion Program (SEMP).

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SCHEDULE OF EXCHANGES OF DEFINITIVE NOTES**

    The following exchanges of a part of this Global Note for Definitive Notes have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee

**
This should be included only if the New Note is issued in global form.

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EXHIBIT B

[FORM OF GUARANTY]
GUARANTY

    For good and valuable consideration received from the Company by the undersigned (hereinafter referred to as the "Guarantors," which term includes any successor or additional Guarantors), the receipt and sufficiency of which is hereby acknowledged, subject to and in accordance with, Sections 10.8 through 10.14 of the Indenture, each Guarantor, jointly and severally, hereby unconditionally guarantees, irrespective of the validity or enforceability of the Indenture, the New Notes, the Security Documents or the Obligations, (a) the due and punctual payment of the principal and premium, if any, of and interest on the New Notes (including, without limitation, interest after the filing of a petition initiating any proceedings referred to in Sections 6.1(9) or (10) of the Indenture), whether at maturity or on an interest payment date, by acceleration, call for redemption or otherwise, (b) the due and punctual payment of interest on the overdue principal and premium, if any, of and interest, if any, on the New Notes, if lawful, (c) the due and punctual payment and performance of all other Obligations, all in accordance with the terms set forth in the Indenture, the New Notes and the Security Documents, and (d) in case of any extension of time of payment or renewal of any New Notes or any of such other Obligations, the due and punctual payment or performance thereof in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

    No director, officer, employee, incorporator, stockholder or controlling person of the Guarantor, as such, shall have any liability under this Guaranty for any obligations of the Guarantor under the New Notes, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the New Notes by accepting a New Note waives and releases all such liability.

ARG ENTERPRISES, INC.	ARG PROPERTY MANAGEMENT CORPORATION
By:	By:
Name:	Name:
Title:	Title:
ARG TERRA, INC.
By:
Name:
Title:

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QuickLinks

  EXHIBIT 4.10
ARTICLE THREE GENERAL PROVISIONS
  EXHIBIT A
OPTION OF HOLDER TO ELECT PURCHASE
SCHEDULE OF EXCHANGES OF DEFINITIVE NOTES**
  EXHIBIT B